EXHIBIT 4(d)


                                 STOCK PURCHASE
                               AND LOAN AGREEMENT



         THIS STOCK PURCHASE AND LOAN AGREEMENT ("the Agreement") is entered into as of this 10th day of January, 2003 by and between William G. Knuff, III, an Individual ("Knuff") and SUTTER HOLDING COMPANY, INC. a Delaware corporation, and all of its subsidiaries and affiliated companies (collectively "Sutter" or the "Company").

            WHEREAS, Knuff has agreed to make a $100,000 investment in Sutter as provided in this Agreement.

             NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

Agreement

         1. Loan. Knuff hereby agrees to loan to Sutter the sum of $100,000 (the "Loan"). The Loan shall be evidenced by a promissory note (the "Note") in the principal amount of $100,000 in the form attached hereto as Exhibit A.

         2. Security. All obligations of Sutter hereunder shall be secured by a lien and security interest in favor of Knuff in and to all of the assets of Sutter and its subsidiaries, including but not limited to fixed assets, leases, leasehold improvements, office and production equipment, accounts, contracts, contract rights, claims, choses in action, receivables, inventory, work in process, equipment and intellectual property. As a condition to advancing the sum set forth in Paragraph 1 above, Sutter shall execute and deliver to Knuff a security agreement substantially in the form attached hereto as Exhibit B (the "Security Agreement") and a UCC-1 financing statement in a form acceptable to Knuff for filing in the State of Delaware (the "Financing Statement"). This Agreement, the Note, the Security Agreement, and the Financing Statement are sometimes referred to collectively herein as the "Transaction Documents" and individually as a "Transaction Document".

         3. Term. The outstanding balance of the Loan shall be payable in full 4 years after the date of the Note (the "Maturity Date").

         4. Common Stock of Sutter.

         4.1 As additional consideration for the loan, Sutter hereby agrees to issue to Knuff 2,000 shares of common stock of Sutter (the "Shares").

         4.2 The Shares issued hereunder shall be fully paid and non-assessable, and have all of the rights and benefits of any other Shares of Sutter now outstanding.

         4.3 In connection with the Loan and the issuance of the Shares hereunder, Knuff represents and Shares to the Company that:


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               (1)   Knuff understands that (A) the Shares have not been
         registered under the Securities Act, nor qualified under the securities laws of any other jurisdiction, (B) the Shares constitute "restricted securities" for purposes of the Securities Act, (C) the Shares cannot be resold unless they subsequently are registered under the Securities Act and qualified under applicable state securities laws, unless the Company determines that exemptions from such registration and qualification requirements are available, and (D) Knuff has no right to require such registration or qualification;

               (2) The Shares to be acquired by Knuff pursuant to this Agreement will be acquired for Knuff's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Shares will not be disposed of in contravention of the Securities Act or any applicable state securities laws;

               (3) Knuff is an "accredited investor" within the meaning of Regulation D under the Securities Act.

         4.4 Securities Matters. Subject to the accuracy of the representations of Knuff set forth in Section 4.4 hereof, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act.

         4.5 Restrictions on Transfer of Shares. Knuff is advised that federal and state securities laws govern and restrict Knuff's right to offer, sell or otherwise dispose of any securities unless Knuff's offer, sale or other disposition thereof is registered under the Securities Act and state securities laws, or in the opinion of the Company's counsel, such offer, sale or other disposition is exempt from registration or qualification thereunder. Knuff agrees that he will not offer, sell or otherwise dispose of any such securities in any manner which would: (i) require the Company to file any registration statement with the Commission (or any similar filing under state law) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other state or federal law. The certificates for any securities will bear such legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

         5. Option to Convert Loan Amount to Equity. Knuff shall have the right at any time the Note remains unpaid (in whole or part), to convert the unpaid balance of the Loan or any portion thereof to Shares at a price per Share equal to the Conversion Price on the day the Option is exercised. In the event Knuff elects to convert the Loan, or any portion thereof into Shares, Sutter shall promptly issue to Knuff an amount of Shares equal to the principal amount of the Loan to be converted divided by the Conversion Price. Such Shares shall be deemed to be fully paid, non-assessable shares as of the date of this Agreement. In the event any Sutter shares are registered subsequent to the conversion of the Note pursuant to the Securities Act of 1933, as amended (the "Securities Act") the Shares issued hereunder shall likewise be registered.

         6. Representations and Warranties of Sutter.

                  (a) Organization. Sutter is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and is in good standing and qualified to do business in the State of Delaware.


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                  (b) Corporate Power. Sutter has all requisite corporate power to execute and deliver this Agreement and to carry out and perform its obligation under the terms of this Agreement, and the person executing this Agreement has the requisite authority to do so.

                  (c) Authorization. All corporate action on the part of Sutter, its directors and shareholders, necessary for the authorization, execution, delivery, and performance of this Agreement, and the performance of its respective obligations hereunder, including the issuance and delivery of the Note, and the Shares has been taken or will be taken prior to closing. Sutter agrees to take all reasonably necessary corporate action to reserve or authorize the equity securities issuable upon conversion of the Note, if applicable. The Transaction Documents, when executed and delivered by Sutter, shall constitute valid and binding obligations of Sutter enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors. Upon conversion of the Note, the equity securities of Sutter will be validly issued, fully paid, and nonassessable and free of any liens or encumbrances.

                  (d) Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of Sutter in connection with the valid execution and delivery of this Agreement, the offer, sale, or issuance of the equity securities issuable upon conversion of the Note or the consummation of any other transaction contemplated hereby shall have been obtained and will be effective at the closing, except for notices required or permitted to be filed with certain state and federal securities commissions, which notices will be filed on a timely basis.

         7. Cross-Default. Any Event of Default (as such term is defined in the Promissory Note) which occurs under any of the Transaction Documents shall automatically be deemed an Event of Default under all of the Transaction Documents and Knuff shall be entitled to exercise all or any of the rights and remedies available to Knuff under the Transaction Documents in any order, at Knuff's sole discretion, after the occurrence of an Event of Default.

         8. Senior Securities. Sutter agrees that so long as the Note remains unpaid, in full or part, Sutter shall not issue any securities senior to the Note without the prior written agreement of Knuff.

         9. Miscellaneous.

                  (a) Binding Agreement; Further Assurances; Enforceablility of Terms. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement except as expressly provided in this Agreement. Each party shall execute such other and further documents, and take such other and further actions as are reasonably necessary to carry out the intents and purposes of this Agreement and the Transaction Documents, without notice and additional

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consideration. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision of the remaining provisions of this Agreement.

                  (b) Governing Law; Attorneys Fees. This Agreement shall be governed by and construed under the laws of the State of Delaware. Any action on this agreement may be brought in Delaware. In the event either party should initiate legal action to enforce such party's rights, or to collect damages on account of a breach of this Agreement, the non-prevailing party shall pay to the prevailing party all costs and attorneys fees incurred.

                  (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

                  (d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  (e) Modification; Waiver. No modification or waiver of any provision of this Agreement, or delay in enforcing any right or remedy, or consent to departure therefrom shall be effective unless in writing and approved by the parties.

                  (f) Notices. All notices and other communications with respect to this Agreement shall be in writing, mailed, telefaxed, emailed if to Sutter; at:
                 Sutter Holding Company, Inc.
                 150 Post Street, Suite 405
                 San Francisco, CA 94108
                 Attn: Robert E. Dixon

                if to Knuff; at:
                 William G. Knuff, III
                 150 Post Street, Suite 405
                 San Francisco, CA 94108

10. Definition of Terms.

"Conversion Price" shall mean the lesser of $15.00 per share or the Market Price of Sutter common stock. Provided, however, that in the event Sutter completes an Offering of its common stock resulting in net proceeds of at least three million dollars in the aggregate prior to the three year anniversary of the date of this Agreement, the Conversion Price shall be fixed and shall be equal to the Net Offer Price of such Offering.

"Event of Default" shall be as defined under the Promissory Note attached as Exhibit A hereto.

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"Market Price" shall mean the lesser of (i) the twenty-day weighted average trading price of Sutter common stock up to and including the day on which Market Price is calculated; and (ii) the mid-point between the closing bid price and closing offer price for Sutter common stock on the day Market Price is calculated.

"Net Offer Price" shall mean the net proceeds per share to Sutter from the sale or other placement of its common stock, for cash or other consideration, after adjusting for selling commissions, underwriting fees, additional take-down fees, selling group fees, syndication fees or any other cost associated in any way with the sale of its common stock.

"Offering" shall mean the sale of common stock, whether registered or not, to one or more persons, for any consideration, whether issued for cash, securities, or for the acquisition of any assets or businesses.

"Share" shall mean a share of common stock of Sutter Holding Company, Inc. as traded on the Over-the-Counter Bulletin Board under the symbol "SRHI" (or such subsequent exchanges and/or symbols as may prevail). Any reference to Shares shall be adjusted for subsequent splits, reverse splits, or other recapitalizations of Sutter subsequent to the date of this Agreement.


        IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the date first written above.

                                         SUTTER HOLDING COMPANY, INC.


                                         By:_____________________________
                                              Robert E. Dixon,
                                                  Chief Executive Officer




                                         WILLIAM G. KNUFF, III


                                        _____________________________

















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